UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2021

Landos Biopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39971	81-5085535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Kraft Drive, Suite 216 Blacksburg, Virginia	24060
(Address of Principal Executive Offices)	(Zip Code)

(540) 218-2232

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	LABP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 27, 2021, the board of directors (the “Board”) of Landos Biopharma, Inc. (the “Company”) appointed Fred Callori to serve as a director of the Company. Mr. Callori will serve as a Class II director whose term will expire at the 2023 Annual Meeting, at which time he will stand for election by the Company’s stockholders. Mr. Callori was also appointed to serve on the Audit Committee. On August 27, 2021, Konstantin Poukalov resigned from the board of directors. Mr. Poukalov’s decision to resign was not the result of any disagreement with the Company relating to its operations, policies or practices.

There is no arrangement or understanding between Mr. Callori and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Callori and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Mr. Callori requiring disclosure under Item 404(a) of Regulation S-K.

Since September 2017, Mr. Callori has served as Senior Vice President, Corporate Development at Xontogeny, LLC, a life sciences accelerator. Mr. Callori also serves as a partner in the Perceptive Xontogeny Venture Funds, a position he has held since December 2019. Prior to Xontogeny and Perceptive, from 1998 to August 2017, Mr. Callori was a partner in the Life Science and Emerging Companies practices of Choate, Hall & Stewart LLP. Mr. Callori holds a J.D. from Boston University School of Law and a B.A. in Economics from Binghamton University. We believe Mr. Callori is qualified to serve on our Board of Directors because of his experience in the life sciences industry and his corporate governance experience.

In accordance with the Company’s Non-Employee Director Compensation Policy, upon commencement of his service as a director on August 27, 2021, Mr. Callori was granted an initial option grant (the “Initial Grant”) under the Company’s 2019 Equity Incentive Plan (the “Plan”) to purchase 36,000 shares of the Company’s common stock, which will vest in equal monthly installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to Mr. Callori’s continuous service through such vesting dates. At each annual meeting of stockholders following which Mr. Callori will continue service as a director, Mr. Callori will also be entitled to receive an additional option grant to purchase 18,000 shares of the Company’s common stock (the “Annual Grant”), which will vest upon the earlier of the one-year anniversary of the date of grant and the date of Company’s next annual meeting of stockholders, in any case subject to Mr. Callori’s continuous service through such vesting dates. For 2021, Mr. Callori’s Annual Grant will be pro-rated based on time served as a director through the date of the Annual Meeting. Additionally, Mr. Callori will be entitled to receive a $45,000 annual retainer, payable quarterly in arrears, for his service on the Board, and a $20,000 annual retainer, payable quarterly in arrears, for his service on the Audit Committee. Mr. Callori has also entered into the Company’s standard form of indemnification agreement.

Composition of Board Committees

As a result of Mr. Callori’s appointment and Mr. Poukalov’s resignation from the Board, the composition of each of the Board’s committees is as follows, effective immediately:

Audit Committee

•	Tiago Girao (Chair)

•	Tim Mayleben

•	Fred Callori

Compensation Committee

•	Tim Mayleben (Chair)

•	Tiago Girao

•	Christopher Garabedian

Nominating and Corporate Governance Committee

•	Christopher Garabedian (Chair)

•	Josep Bassaganya-Riera

•	Roderick Wong

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landos Biopharma, Inc.

Dated: August 27, 2021	By:	/s/ Josep Bassaganya-Riera
Josep Bassaganya-Riera
Chief Executive Officer